Exhibit 27(h)(7)(b)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 14th day of April, 2000, by and among MFS® Variable Insurance TrustSM, United Investors Life Insurance Company, and Massachusetts Financial Services Company, the parties hereby agree to an amended Schedule A as attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect as of August 1, 2003.

UNITED INVESTORS LIFE INSURANCE COMPANY
By its authorized officer,

By:	/s/ John H. Livingston
Title: Secretary & Counsel

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios
By its authorized officer and not individually,

By:	/s/ James R. Bordewick, Jr.
James R. Bordewick, Jr.
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:	/s/ Stephen E. Cavan
Stephen E. Cavan
Senior Vice President

As of August 1, 2003

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded by Separate Account	Portfolios Applicable to Policies
RetireMAP Variable Annuity September 20, 1996	Variable Annuity – V96	MFS Emerging Growth Series MFS Investors Trust Series MFS Research Series MFS Utilities Series

Titanium Universal Life Variable Account (Sept. 15, 1999)	Variable Life – TL99	MFS Emerging Growth Series MFS Investors Trust Series MFS Research Series MFS Total Return Series
Titanium Annuity Variable Account (Sept. 15, 1999)	Variable Annuity – TA99	MFS High Income Series